Exhibit 99

380 Polaris Parkway, Suite 400

Westerville, Ohio 43082

FOR IMMEDIATE RELEASE	SYMBOL: LANC
April 7, 2025	TRADED: Nasdaq

T. MARZETTI COMPANY NAMES TANYA BERMAN RETAIL PRESIDENT

WESTERVILLE, Ohio, April 7, 2025 – T. Marzetti Company, a wholly owned subsidiary of Lancaster Colony Corporation (Nasdaq: LANC), is pleased to announce the appointment of Tanya Berman to President of its retail business unit, effective April 21, 2025. In this role, Ms. Berman will lead sales, marketing, and innovation for T. Marzetti’s portfolio of retail brands and licensed products.

Ms. Berman has 25 years of experience in general management and marketing, demonstrating a strong record of driving growth across many categories in the food and consumer packaged goods industries. Most recently, she served as a Senior Vice President at Mondelez, leading the company’s U.S. portfolio of cookie and cracker brands. Prior to that, she held several leadership roles at Mars Wrigley including Vice President of the Chocolate Business Unit and Senior Brand Director of M&Ms. Her experience also includes roles with Bayer Consumer Care and Johnson & Johnson Consumer Products. Ms. Berman has a bachelor’s degree from Barnard College and an MBA from NYU Stern School of Business.

“Tanya is a strong addition to our executive leadership team and a great fit to lead our retail business,” said Dave Ciesinski, President and CEO of Lancaster Colony. “She has tremendous experience with iconic brands, and I am confident in her ability to grow both our owned and licensed brands as we continue to deliver on our company’s growth strategy.”

About T. Marzetti Company:

T. Marzetti Company manufactures and sells specialty food products. Our retail brands include Marzetti® dressings and dips, New York Bakery™ garlic breads, and Sister Schubert’s® dinner rolls, in addition to exclusive license agreements for Olive Garden® dressings, Chick-fil-A® sauces and dressings, Buffalo Wild Wings® sauces, Arby’s® sauces, Subway® sauces, and Texas Roadhouse® steak sauces and frozen rolls. Our foodservice business supplies sauces, dressings, breads, and pasta to many of the top restaurant chains in the United States.

380 Polaris Parkway, Suite 400

Westerville, Ohio 43082

At T. Marzetti, our mission is to make every meal better through high-quality, flavorful food. Led by our purpose, to nourish growth with all that we do, our 3,900 team members are dedicated to creating great tasting food and cultivating deep and lasting relationships.

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Media Contact:

Alysa Spittle

Sr. Director, Communications

alysa.spittle@marzetti.com